Exhibit 10.21

February 25, 2004

Robert Whitehead
c/o Prestwick Pharmaceuticals, Inc.
1825 K Street, NW, Suite 1475
Washington, D.C. 20006

Dear Bob:

This letter sets forth the substance of the agreement (the “Agreement”) between you and Prestwick Pharmaceuticals, Inc., a Delaware corporation (the “Company”) regarding our mutual agreement that you separate from the Company.

     1. Separation. You agree to resign as an officer, employee and director of the Company and that your last day of work with the Company (the “Separation Date”) will be February 25, 2004. Your resignation as an officer and a director will be effective immediately as of the date of this Agreement. You agree to fully cooperate in the transition of your duties to other officers or employees of the Company, and to make yourself reasonably available during business hours after the Separation Date, although you will not report to work during the period after the Separation Date.

     2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

     3. Severance Benefits. As contemplated in Section 10 of your offer letter, dated June 3, 2003 (the “Offer Letter”), you will be entitled to receive as severance an amount equal to your base salary for twelve (12) months from the Separation Date. The payments contemplated in this Section 3 will be paid on the Company’s regular payroll dates on the same basis as you were paid during your employment, beginning on the first payroll date which occurs at least eight (8) days following your execution of this Agreement and continuing through the month of December 2004. On December 31, 2004 you will receive a lump sum check for all remaining severance not previously paid. All payments will be subject to standard payroll deductions and withholdings.

     4. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits following the Separation Date.

     5. Stock Options. You were granted certain options to purchase shares of the common stock of the Company pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”). Based on your termination date of February 25, 2004, none of the options granted to you have vested or will vest in the future. If you execute this Agreement, the Proprietary Information, Inventions and Non-Competition Agreement attached as Exhibit A and the Release of Claims attached as Exhibit A on or before April 23, 2004 and do not revoke the Release of Claims, the Company will vest your option to purchase 298,009.39 shares of the Company’s

Robert Whitehead
February 25, 2004
Page Two

common stock effective the eighth day following your execution of the release attached as Exhibit A. These shares will be subject to the terms of the Plan and your Stock Option Agreement and may be exercised only in accordance therewith.

     6. Expense Reimbursements. You agree that, within five (5) days of your receipt of this Agreement, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

     7. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions of such information).

     8. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under the Proprietary Information, Inventions and Non-Competition Agreement attached hereto as Exhibit A. You acknowledge your obligation under Section 8 of your Employment Agreement to execute the Proprietary Information, Inventions and Non-Competition Agreement prior to the commencement of your employment and agree to execute Exhibit A effective as of the commencement date of your employment and further agree that it will remain in force according to its terms.

     9. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) the Company may disclose this Agreement as part of due diligence investigations by potential acquirers, merger partners or investors; and (e) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

     10. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any

Robert Whitehead
February 25, 2004
Page Three

manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

     11. Release. In exchange for the payments and other consideration under this Agreement, and as contemplated in Section 10 of the Offer Letter, you agree to execute the release of claims attached hereto as Exhibit B.

     12. Miscellaneous. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

If this Agreement is acceptable to you, please sign below and on the attached release, which is part of this Agreement, and return the originals of both to me.

Sincerely,

Prestwick Pharmaceuticals, Inc.

By:_______________________________

       Robert Flanagan, Director

Exhibit A — Employee Assignment of Inventions and Confidentiality Agreement
Exhibit B — Release of Claims
Agreed:

________________________________

Robert Whitehead

Exhibit A

Prestwick Pharmaceuticals, Inc.

Employee Proprietary Information,
Inventions, Non-Competition And Nonsolicitation Agreement

In consideration of my employment or continued employment by Prestwick Pharmaceuticals, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

     1. Nondisclosure.

          1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

          1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, the term “Proprietary Information” includes (a) data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and designs (hereinafter collectively referred to as “Inventions”), (b) tangible and intangible information relating to biological materials such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like, assays and assay components and media, procedures and formulations for producing any such assays or assay components, and preclinical and clinical data, results, developments or experiments, and (c) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

          1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary

Exhibit A-1

information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

          1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

     2. Assignment of Inventions.

          2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or “moral rights’’ throughout the world. “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

          2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such

Exhibit A-2

Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

          2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

          2.4 Unassigned Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that was developed entirely on my own time without using the Company’s equipment, supplies, facilities or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

          2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement.

          2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

          2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

          2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary

Exhibit A-3

Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

     3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

     4. Duty of Loyalty During Employment. I understand that my employment with the Company requires my full attention and effort. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.

     5. No Solicitation of Employees, Consultants, Contractors or Customers. I agree that for the period of my employment by the Company and for one (1) year after the date my employment by the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, either directly or through others, (i) solicit or attempt to solicit any employee of the Company to end his or her relationship with the Company; (ii) solicit, induce or attempt to induce any consultant, contractor, or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company to diminish or materially alter its relationship with the Company; and (iii) solicit, perform or offer to perform any Conflicting Services (as defined below) for any customer of the Company, with whom I had contact or whose identity I learned as a result of my employment with the Company.

The parties agree that for purposes of this Agreement, a customer is any person or entity to which the Company has provided goods or services at any time during the period commencing six (6) months prior to my employment with the Company and ending on the date my employment with the Company ends.

The parties further agree that for purposes of this Agreement, “Conflicting Services” means any product, compound, formula, service, process or the like of any person or organization other than

Exhibit A-4

the Company, which directly competes with a product, compound, formula, service, process or the like with which I worked directly or indirectly during employment by the Company or about which I acquired Proprietary Information during my employment by the Company.

     6. Non-Compete Provision. I agree that for the period of my employment with the Company, and for the period of one (1) year after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not solicit or provide Conflicting Services anywhere in the world, nor will I serve as an officer or director of any organization that provides Conflicting Services.

Furthermore, the patties agree that the market for the Company’s products is worldwide so that this Agreement applies to my Conflicting Services worldwide. If, however, after applying the provisions of Section 6, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the continental United States shall be the geographic limitation relevant to the contested restriction.

     7. No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind made prior to my employment by the Company, including agreements or obligations I may have with prior employers or entities for which I have provided services. I have not entered into, and I agree I will not enter into, any agreement or obligation either written or oral in conflict herewith.

     8. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

     9. Legal and Equitable Remedies. I recognize that in the course of employment with the Company, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will be employed to provide are personal and unique. I understand that because of this the Company may sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

     10. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify

Exhibit A-5

in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

     11. Notification of New Employer. In the event that I leave the employ of the Company, I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

     12. General Provisions.

          12.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the District of Columbia, as such laws are applied to agreements entered into and to be performed entirely within the District of Columbia between residents of the District of Columbia. I hereby expressly consent to the personal jurisdiction of the state and federal courts for the District of Columbia in any lawsuit filed there against me by Company arising from or related to this Agreement.

          12.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

          12.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

          12.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

          12.5 Employment At-Will. I agree and understand that I am employed at-will, and that nothing in this Agreement shall change this at-will status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

          12.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

          12.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future

Exhibit A-6

employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely: July 21, 2003.

Exhibit A-7

I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

_______________________________

Robert Whitehead

Accepted and Agreed to:

Prestwick Pharmaceuticals, Inc.

By:____________________________

       Robert Flanagan, Director

Exhibit A-1

Exhibit A To Prestwick Pharmaceuticals, Inc.
Employee Proprietary Information,
Inventions, Non-Competition And Non-Solicitation Agreement

Previous inventions

TO:	Prestwick Pharmaceuticals, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

     1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Prestwick Pharmaceuticals, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached

     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.

Exhibit A-1

Exhibit B

Release Agreement

I understand that my position with Prestwick Pharmaceuticals, Inc. (the “Company”) terminated effective February 25, 2004 (the “Separation Date”). The Company has agreed that if I choose to sign this Release, the Company will extend to me certain benefits (minus the standard withholdings and deductions, if applicable) pursuant to the terms of the offer letter (the “Offer Letter”) entered into as of June 3, 2003, between me and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Offer Letter, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors and/or officer of the Company.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I hereby waive the benefit of any provision of state law which is similar to the following: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company.

Exhibit B-1

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By:
Robert Whitehead Date

Exhibit B-2